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                                                                    EXHIBIT 77D

COLUMBIA FUNDS SERIES TRUST II

ITEM 77D/77Q1(B)

COLUMBIA U.S. GOVERNMENT MORTGAGE FUND

Effective October 1, 2013, the Fund made certain changes to its principal investment strategies. These changes included the Fund's participation in mortgage dollar rolls up to the Fund's then current position in mortgage-backed securities, the Fund's investment in stripped mortgage-backed securities and the Fund's investment in privately placed securities. Such revised policies are described in an amendment to the registration statement of Columbia Funds Series Trust II filed with the Securities and Exchange Commission on September 27, 2013 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-13-381921), which is hereby incorporated herein by reference.